Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

ReTo Eco-Solutions, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Shares, no par value per share	(1)	Other	10,663,612	$2.3650	$25,219,442.38	0.0001531	$3,861.10

Total Offering Amounts:							$25,219,442.38		3,861.10
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$3,861.10

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Offering Note(s)

(1)	Consists of 10,663,612 Class A Shares held by the selling shareholder for resale. This registration statement also includes an indeterminate number of securities that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based upon the average of the high ($2.52) and low ($2.21) prices of the Class A Shares as reported on the Nasdaq Capital Market on July 29, 2025, which is a date within five (5) business days prior to the filing date of this registration statement.